Exhibit (c)(5)

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION
Project Osprey
Board of Directors supplemental materials
Confidential
August 29, 2017
PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION
These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse Group AG and/or its Affiliates (hereafter “Credit Suisse”).

PRELIMINARY | SUBJECT TO FURTHER REVIEW & REVISION

Reconciliation of GSO / FEIM proposals

($ in million except per share amounts)

	Assuming closing before 12/31/17				Assuming closing 3/31/18				Selected commentary (8/23 vs. 7/26 proposal)
	7/26/2017 proposal		8/23/2017 proposal		7/26/2017 proposal		8/23/2017 proposal		
	Low	High	Low	High	Low	High	Low	High	
Sources									
Cash consideration from GSOOF	$2,208		$2,040						- Lower pricing (impaired loans & NPAs); R&W premium; updated transaction close (12/31 vs. 6/30).
Cash consideration from First Eagle	90		114						- Incl. Fifth Street risk retention; updated transaction close (12/31 vs. 6/30).
Proceeds from Dartmouth Fund / LHFS	520		182						- Excludes assets to be sold into the Dartmouth Fund; reflects paydown of $251.8mm of LHFS warehouse debt.
Unrestricted cash	125		85						- Updated transaction close (12/31 vs. 6/30); Share repurchases and dividends.
Restricted cash	86		85						
Proceeds from sale of real estate	16		16						
Total sources	**$3,046**		**$2,522**						
Uses									
Debt repayment	($2,464)		($1,947)						- Updated transaction close (12/31 vs. 6/30); does not include $251.8mm of LHFS warehouse debt.
Prepayment penalties	(23)		(23)						
Other liabilities	(49)		(32)						- Updated transaction close (12/31 vs. 6/30).
Settle accrued bonuses	–		(14)						
Osprey transaction fees	(10)		(10)						
Mark on OREO	–		(4)						- $4.0 million mark on OREO; valued at $16.0 million but backstopped at $12.0 million.
Cash used in for share repurchases	(17)		–						- Updated transaction close (12/31 vs. 6/30); included in unrestricted cash balance
Cash used in for dividends	(2)		–						- Updated transaction close (12/31 vs. 6/30); included in unrestricted cash balance
Total uses	**($2,565)**		**($2,030)**						
Aggregate consideration									
Net proceeds	$482	$482	$492	$492	$482	$482	$492	$492	
Cash earnings Q3E '17 / Q4E '17	20	20	–	–	12	12	–	–	- Cash earnings captured in unrestricted cash due to updated transaction close (12/31 vs. 6/30).
Contingent value right (anticipated tax rebate)	31	35	30	38	27	32	26	35	- Latest estimate of '17 tax payable; updated timing based on Osprey mgmt. consultation with KPMG and STB.
Total consideration	**$533**	**$537**	**$522**	**$530**	**$521**	**$525**	**$518**	**$527**	
Consideration per share									
Net proceeds	$11.52	$11.52	$11.82	$11.82	$11.56	$11.56	$11.82	$11.82	
Earnings Q3E '17 / Q4E '17	0.48	0.48	–	–	0.29	0.29	–	–	
Contingent value right (anticipated tax rebate)	0.74	0.81	0.71	0.88	0.65	0.76	0.63	0.83	
Total consideration per share	**$12.74**	**$12.82**	**$12.53**	**$12.70**	**$12.50**	**$12.61**	**$12.45**	**$12.65**	
Fully diluted shares calculation (mm)									
Share count date	7/27/2017		8/17/2017		7/27/2017		8/17/2017		
Basic shares outstanding (6/30/17)	41.758	41.758	41.758	41.758	41.758	41.758	41.758	41.758	
(+) Options exercised	–	–	0.010	0.010	–	–	0.010	0.010	
(–) Repurchases	(0.149)	(0.149)	(0.195)	(0.195)	(0.149)	(0.149)	(0.195)	(0.195)	
Basic shares outstanding	**41.609**	**41.609**	**41.574**	**41.574**	**41.609**	**41.609**	**41.574**	**41.574**	
Basic shares outstanding	41.609	41.609	41.574	41.574	41.609	41.609	41.574	41.574	
Dilution from options / warrants	0.197	0.270	0.042	0.159	0.046	0.072	0.041	0.111	
Implied fully diluted shares	**41.807**	**41.880**	**41.616**	**41.733**	**41.655**	**41.681**	**41.615**	**41.685**	

Cash used for share repurchases and dividends not captured in unrestricted cash balance

Proceeds include paydown of $251.8mm of LHFS warehouse debt w/ commensurate reduction in debt repayment line item.

Source: Osprey management, GSO / First Eagle written proposals dated 8/23/17 and 7/26/17..
Note: As of 8/25/17.

Confidential

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